Exhibit 1.1

WAIVER AND AMENDMENT AGREEMENT

THIS WAIVER AND AMENDMENT AGREEMENT, dated as of June 27, 2011 (this “Agreement”), is made by and between Ener1, Inc., a Florida corporation (the “Company”), and the security holder signatory hereto (the “Holder”).  Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to them in the Securities Purchase Agreements (as defined below).

WHEREAS, the Company and the Holder are party to a Securities Purchase Agreement dated September 2, 2010 (the “First Securities Purchase Agreement”) and/or a Securities Purchase Agreement dated December 31, 2010 (the “Second Securities Purchase Agreement”; collectively, with the First Securities Purchase Agreement, the “Securities Purchase Agreements”);

WHEREAS, pursuant to the Securities Purchase Agreements, the Company issued one or more senior unsecured notes to the Holder (the “Notes”), and the principal amounts of the Notes issued to the Holder and to all other purchasers are listed on Exhibit A; and

WHEREAS, the Company has requested that the Holder and the other purchasers restructure the payment due on July 1, 2011 under the Notes (the “July Payment”), and the Holder has agreed, on the terms and conditions contained in this Agreement, to restructure the July Payment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Restructure of July Payment. The payment terms of the July Payment for each Note held by the Holder is hereby modified such that the Company shall make the July Payment to the Holder in three equal installments on June 27, 2011, July 25, 2011 and August 25, 2011 (each such payment, a “Modified Installment Payment”), which such installments shall include any unpaid and accrued Interest (as defined in the Notes), which Interest for purposes of clarity shall continue to accrue through and including the date of the applicable Modified Installment Payment.  Solely with respect to the July Payment, the Company hereby waives its rights to make such payments in Common Shares and elects to make such payments solely in cash, and the Company and the Holder agrees and acknowledges that the execution of this Agreement shall be deemed to satisfy the requirement set forth in Section 2.1 of the Notes to deliver a Company Installment Notice to the Holder on the Installment Notice Date.  Except for the foregoing modification, each Note held by the Holder will continue in full force and effect in accordance with its existing terms.

2.           Amendment of Warrant Exercise Price. As of the date of this Agreement, (i) each warrant issued to the Holder under the First Securities Purchase Agreement (the “First Warrant”) is hereby amended so that the Exercise Price (as defined in the First Warrant) is equal to $3.04, subject to adjustment as provided therein; and (ii) each warrant issued under the Second Securities Purchase Agreement (the “Second Warrant”; collectively, with the First Warrants, the “Existing Warrants”) is hereby amended so that the Exercise Price (as defined in the Second Warrants) is equal to $3.60, subject to adjustment as provided therein (as amended, collectively, the “Amended Warrants”).  The Warrants issued to the Holder and the other purchasers are listed on Exhibit A. Except as amended hereby, each Warrant held by the Holder will continue in full force and effect in accordance with its existing terms.

3.           Representations of the Company. The Company hereby represents and warrants to the Holder that (i) the Company has the requisite corporate power and authority to enter into this Agreement; (ii) all corporate action on the part of the Company by its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations in connection with this Agreement has been taken; and (iii) this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

4.           Representations of the Holder. The Holder hereby represents and warrants to the Company that (i) the Holder has the requisite company and/or partnership power and authority to enter into this Agreement; (ii) all company and/or partnership action on the part of the Holder by its officers, directors, managers, members, partners and shareholders necessary for the authorization, execution and delivery of, and the performance by the Holder of its obligations in connection with this Agreement has been taken; and (iii) this Agreement constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

5.           Conditions to Holder's Obligations hereunder.  The obligations of the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Investor's sole benefit and may be waived by the Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)           The Company shall have duly executed this Agreement and the Amended Warrants and delivered the same to the Holder.

(b)           The representations and warranties of the Company shall be true and correct as of the date hereof and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the date hereof.

6.           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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7.           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8.           Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be made in accordance with the applicable Securities Purchase Agreement.

9.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by e-mail or facsimile transmission.

10.         Headings.  The headings in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.         Holding Period.  For the purposes of Rule 144, the Company acknowledges that (i) the holding period of the Amended Warrants (as amended by this Agreement) (including the corresponding Warrant Shares) may be tacked onto the holding period of the Existing Warrants (in the case of Cashless Exercise (as defined in the Amended Warrants)), and the Company agrees not to take any position in contravention of the foregoing.

12.        Disclosure of Transactions and Other Material Information.  On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the 1934 Act and attaching this Agreement (and all schedules to this Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”).  From and after the filing of the 8-K Filing with the SEC, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing.

13.        Fees.  The Company shall reimburse the Holder for all costs and expenses reasonably incurred by the Holder in connection with the negotiation, drafting and execution of this Agreement and the transactions contemplated hereby.  The Company shall be responsible for its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

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14.           Entire Agreement; Amendments.  Except for the Transaction Documents (to the extent any such Transaction Document is not amended by this Agreement), this Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Holder. Any waiver or consent given by a party shall be in writing and shall be effective only in the specific instance and for the specific purpose for which given.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to the Holder.  The Company has not, directly or indirectly, made any agreements with any of the Purchasers listed in the Securities Purchase Agreements relating to the terms or conditions of the transactions contemplated by this Agreement on terms more favorable, in form or substance, than those offered in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ENER1, INC.

By:	/s/ Jeffrey Seidel
Name: Jeffrey Seidel
Title: Chief Financial Officer

[SIGNATURE PAGES CONTINUE]

[HOLDER SIGNATURE PAGES TO
 WAIVER AND AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: ____________________________________________________________________________

Signature of Authorized Signatory of Holder: ______________________________________________________

Name of Authorized Signatory: ________________________________________________________________

Title of Authorized Signatory: _________________________________________________________________

Exhibit A to
Waiver and Amendment Agreement

Schedule of Holders

Holder	Address and Contact Information	Principal Amount and Dates of Issuance of Notes	Warrant Numbers and Dates of Issuance of Warrants
Liberty Harbor Special Investments, LLC	c/o Goldman Sachs Asset Management 200 West Street New York NY 10282 Attention: Thomas N. Secor Facsimile: (212) 428-1505 Telephone: (212) 357-7910 E-mail: thomas.secor@gs.com	$32,500,000 issued on September 7, 2010 $15,925,000 issued on December 31, 2010	FSS-09 issued on September 7, 2010 FSS-01A issued on December 31, 2010

Goldman Sachs Palmetto State Credit Fund, L.P.	c/o Goldman Sachs Asset Management 200 West Street New York NY 10282 Attention: Thomas N. Secor Facsimile: (212) 428-1505 Telephone: (212) 357-7910 E-mail: thomas.secor@gs.com	$5,000,000 issued on September 7, 2010 $2,275,000 issued on December 31, 2010	FSS-02 issued on September 7, 2010 FSS-02A issued on December 31, 2010

Kingsbrook Opportunities Master Fund LP	c/o Goldman Sachs Asset Management 200 West Street New York NY 10282 Attention: Thomas N. Secor Facsimile: (212) 428-1505 Telephone: (212) 357-7910 E-mail: thomas.secor@gs.com	$2,500,000 issued on September 7, 2010	FSS-10 issued on September 7, 2010

Whitebox Multi Strategy Partners, L.P.	c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416 United States Attention: Dan Philp Mark Strefling, CLO Telephone: (612) 253-6084 E-mail: dphilp@whiteboxadvisors.com	$6,500,000 issued on September 7, 2010 $2,946,667 issued on December 31, 2010	FSS-03 issued on September 7, 2010 FSS-03A issued on December 31, 2010

Whitebox Concentrated Convertible Arbitrage Partners, L.P.	c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416 United States Attention: Dan Philp Mark Strefling, CLO Telephone: (612) 253-6084 E-mail: dphilp@whiteboxadvisors.com	$3,000,000 issued on September 7, 2010 $1,360,000 issued on December 31, 2010	FSS-04 issued on September 7, 2010 FSS-04A issued on December 31, 2010

Pandora Select Partners, L.P.	c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416 United States Attention: Dan Philp Mark Strefling, CLO Telephone: (612) 253-6084 E-mail: dphilp@whiteboxadvisors.com	$2,500,000 issued on September 7, 2010 $1,133,333 issued on December 31, 2010	FSS-05 issued on September 7, 2010 FSS-05A issued on December 31, 2010

Whitebox Credit Arbitrage Partners, L.P	c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416 United States Attention: Dan Philp Mark Strefling, CLO Telephone: (612) 253-6084 E-mail: dphilp@whiteboxadvisors.com	$2,000,000 issued on September 7, 2010 $906,667 issued on December 31, 2010	FSS-06 issued on September 7, 2010 FSS-06A issued on December 31, 2010

Whitebox Special Opportunities Fund LP, Series B	c/o Whitebox Advisors LLC 3033 Excelsior Boulevard Suite 300 Minneapolis MN 55416 United States Attention: Dan Philp Mark Strefling, CLO Telephone: (612) 253-6084 E-mail: dphilp@whiteboxadvisors.com	$1,000,000 issued on September 7, 2010 $453,333 issued on December 31, 2010	FSS-07 issued on September 7, 2010 FSS-07A issued on December 31, 2010